EX-99.j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to Registration Statement No. 033-123467 on Form N-1A of our report dated May 22, 2009 relating to the financial statements and financial highlights of MGI Funds consisting of MGI US Large Cap Growth Equity Fund, MGI US Large Cap Value Equity Fund, MGI US Small/Mid Cap Growth Equity Fund, MGI US Small/Mid Cap Value Equity Fund, MGI Non-US Core Equity Fund, MGI Core Opportunistic Fixed Income Fund, and MGI US Short Maturity Fixed Income Fund, appearing in the Annual Report on Form N-CSR of MGI Funds for the year ended March 31, 2009, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
July 28, 2009